UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): October 11, 2018

BELMOND LTD.
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

(441) 295-2244
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12-b of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 11, 2018, Belmond (UK) Limited and H. Roeland Vos, President and Chief Executive Officer of Belmond Ltd. (the “Company”) entered into a Restated and Amended Employment Agreement (the “Restated and Amended Employment Agreement”), which amended and restated the terms of the Employment Agreement dated September 20, 2015 (the “Initial Employment Agreement”), and an Amendment to Severance Agreement (the “Vos Severance Amendment”) that amended certain terms of a Severance Agreement between Mr. Vos and the Company dated September 20, 2015 (the “Severance Agreement”).

The principal terms of the Amended and Restated Employment Agreement include the following:

•
The Initial Fixed Term (as such term is defined in the Amended and Restated Employment Agreement) was extended for a two-year period ending on December 31, 2020, unless the Restated and Amended Employment Agreement is terminated earlier;

•	Mr. Vos’s annual base salary was increased from £605,806 to £617,922 to take into account inflation as of March 1, 2017;

•
Mr. Vos’s eligibility for an annual bonus remains at a target level of 100% of his annual base salary and a maximum level of 200% of his annual base salary.  With respect to Mr. Vos’s annual bonus upon the consummation of a “Change in Control” (as such term is defined in his Severance Agreement), (i) if a Change in Control occurs during the 2018 calendar year or prior to the date on which his bonus for 2018 is paid, Mr. Vos’s annual bonus for 2018 will be automatically deemed to have been achieved at the 100% target level, and (ii) if a Change in Control occurs during the 2019 calendar year, a pro-rated portion of Mr. Vos’s 2019 bonus will be automatically deemed to have been achieved at the 100% on-target level.  In the event that a Change in Control does not occur during 2018 or 2019, Mr. Vos’s annual bonus will remain subject to the terms and conditions of the Company’s annual incentive scheme;

•
With respect to Mr. Vos’s annual equity incentive awards, the terms of his Letter Agreement with the Employer dated September 20, 2015, were incorporated into the Restated and Amended Employment Agreement providing that (i) upon on a Change in Control all of Mr. Vos’s outstanding unvested equity awards that are performance shares will vest in full at the target level or at such greater level as may be provided in the definitive agreement for the Change in Control transaction and (ii) if Mr. Vos’s employment is terminated without cause or for “good reason”, Mr. Vos’s options and awards shall remain in force and continue to vest, notwithstanding the termination of his employment.

The Vos Severance Amendment provides that in addition to the severance payment to which Mr. Vos is entitled if he is terminated or resigns for good reason within twelve months after a Change in Control (as defined in the Severance Agreement), the Company will also provide him with 18 months of private medical insurance.  The Vos Severance Amendment also clarified that “good reason” resignation would include a Change in Control that results in Mr. Vos ceasing to be the Chief Executive Officer of an independently publicly traded company.

The Company has previously entered into Severance Agreements with each of its executive officers entitling them to receive termination payments upon qualifying terminations of employment following a Change in Control (as defined in the Severance Agreement) in an amount equal to two times the officer’s annual compensation. On October 17, 2018, the Company entered into an Amendment to the Severance Agreement with each officer (the “Officer Severance Amendment”). For all executive officers, the Officer Severance Amendment provides that in the event of a Potential Change in Control (as defined in the Officer Severance Amendment) or a Change in Control, the term of the Severance Agreement may not be terminated until after the expiration of the severance protection period and the satisfaction of any severance payment obligations. In addition, for executive officers based in the U.K., the Officer Severance Amendment provides termination payments upon qualifying terminations of employment that occur either (i) within twelve (12) months of a Change in Control, where all of the officer’s outstanding equity awards become fully vested and/or are canceled in exchange for full payment (in cash or stock consideration) in connection with the Change in Control, or (ii) eighteen (18) months of a Change in Control, where such outstanding equity awards do not become fully vested and/or fully paid.

The foregoing descriptions of the terms of the Restated and Amended Employment Agreement, the Vos Severance Amendment and the Officer Severance Amendment are qualified in their entirety by reference to the Restated and Amended Employment Agreement, the Vos Severance Amendment and the form Officer Severance Amendment, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the period ending December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELMOND LTD.

By:	/s/ Richard M. Levine
Name: Richard M. Levine
Title: Executive Vice President, Chief Legal Officer and
Corporate Secretary

Date: October 17, 2018